EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Form S-3 relating to WesBanco, Inc.’s Dividend Reinvestment and Stock Purchase Plan (No. 333-82852)

2.	Form S-8 relating to the Winton Financial Corporation Stock Option and Incentive Plan, Winton Financial Corporation 1999 Stock Incentive Plan, and Winton Financial Corporation 2003 Stock Option and Incentive Plan (No. 333-121887)

3.	Form S-8 relating to WesBanco, Inc.’s Key Executive Incentive Bonus and Option Plan (No. 333-107736)

4.	Forms S-8 relating to WesBanco, Inc.’s KSOP (No. 333-158749)

5.	Form S-8 relating to the Oak Hill Financial, Inc. 2004 Stock Incentive Plan, and the Oak Hill Financial, Inc. Fourth Amended and Restated 1995 Stock Option Plan (No. 333-148147)

6.	Form S-3 relating to the registration of WesBanco Common Stock, Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and Warrant to Purchase Common Stock (No. 333-156478)

7.	Form S-8 relating to WesBanco, Inc.’s Incentive Bonus, Option and Restricted Stock Plan (No. 333-166541)

of our reports dated March 1, 2011, with respect to the consolidated financial statements of WesBanco, Inc. and the effectiveness of internal control over financial reporting of WesBanco, Inc. included in this Annual Report (Form 10-K) of WesBanco, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 1, 2011